EXHIBIT 5.1

GIBSON, DUNN & CRUTCHER LLP

A Registered Limited Liability Partnership
Including Professional Corporations
1050 Connecticut Avenue, N.W. Washington, D.C. 20036-5306
(202) 955-8500 (202) 467-0539 Fax
www.gibsondunn.com

September 8, 2003

Direct Dial	Client No.
(202) 955-8277	C 22632-00001

Fax No.
(202) 530-9613
Del Monte Foods Company
One Market @ The Landmark
San Francisco, California 94105

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     As counsel for Del Monte Foods Company, a Delaware corporation (the “Company”), we are familiar with the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), on September 8, 2003, with respect to the registration of the resale from time to time of up to 24,341,385 shares (the “Shares”) of the Company’s common stock, par value $.01 per share, by certain stockholders of the Company. Such registration statement, as amended when it became effective, but excluding the documents incorporated by reference therein, is herein called the “Registration Statement.”

     We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and public officials and such other documents, and have made such other factual and legal investigations, as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

     Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized and, that they are validly issued, fully paid and nonassessable.

     This opinion is limited to the present corporate laws of the State of Delaware and the present federal laws of the United States and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion as to matters involving the laws of any jurisdiction other than the State of Delaware and the United States. We are not admitted to practice law in the State of Delaware, but we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we considered necessary to render our opinion. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.

     This opinion may not be quoted in whole or in part without the prior written consent of this Firm.

     This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP